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                                                                      EXHIBIT 11
                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

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
                                                        Six Months Ended June 30,
                                                      -----------------------------
                                                          1966             1995
                                                      -------------    ------------
                                                                (Unaudited)
Net income (loss) available for
   common shareholders                                 $  1,865,000    $  (2,691,000)
                                                       ============    =============

Weighted average of common shares
   outstanding not included in
   amounts below                                         21,785,315       21,070,429

Weighted average of common shares
   issuable pursuant to an agreement
   with a former employee                                         -          275,000
                                                       ------------    -------------

Weighted average of common and
   common equivalent shares
   outstanding, as adjusted                              21,785,315       21,345,429
                                                             or               or
                                                         21,785,000       21,345,000
                                                       ============    =============
Net income (loss) per common share                     $       0.09    $       (0.13)
                                                       ============    =============

                                                       Three Months Ended June 30,
                                                      -----------------------------
                                                          1996             1995
                                                      -------------    ------------
                                                                (Unaudited)

Net income available for
   common shareholders                                 $  1,080,000    $     900,000
                                                       ============    =============

Weighted average of common shares
   outstanding not included in
   amounts below                                         21,845,748    $  21,125,186

Weighted average of common shares
   issuable pursuant to an agreement
   with a former employee                                         -          275,000
                                                       ------------    -------------

Weighted average of common and
   common equivalent shares
   outstanding, as adjusted                              21,845,748       21,400,186
                                                             or               or
                                                         21,846,000       21,400,000
                                                       ============    =============
Net income per common share                            $       0.05    $        0.04
                                                       ============    =============
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